Exhibit 99.1

Union Bankshares Corporation Appoints F. Blair Wimbush to Board of Directors

Richmond, Va., June 25, 2018 - Union Bankshares Corporation ("Union") today announced that F. Blair Wimbush has been appointed to the Company's Board of Directors, effective June 21, 2018.

“We are pleased to welcome Blair as the newest member to our board,” said Raymond D. Smoot Jr., chairman of the board for Union Bankshares Corporation. “Given Blair’s strong connections to the Norfolk region and diverse background in sustainability, real estate and law he will be a valuable leader to both the board and management and we look forward to his contributions.”

Wimbush is a retired corporate executive and lawyer with more than 30 years of experience of increasing responsibility with a Fortune 300 transportation company. Serving as Norfolk Southern’s Chief Real Estate and Corporate Sustainability Officer from 2007 – 2015, Wimbush created, developed and led the railroad industry’s first sustainability program while simultaneously managing a business unit responsible for real estate holdings.

Wimbush received a B.A. in political science from the University of Rochester, and a Juris Doctor from the University of Virginia School of Law. In addition, Wimbush attended the Norfolk Southern Management Development program, Duke University Fuqua School of Business and completed the Advanced Management Program at the Harvard Business School.

Currently, Wimbush is the chairman of the board at the University of Virginia Law School Foundation, commissioner of the Virginia Port Authority and secretary at Children’s Hospital of the King’s Daughters.

Wimbush will serve as a Class I Director and stand for reelection to the board at the next annual shareholders meeting.

ABOUT UNION BANKSHARES CORPORATION
Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ:UBSH) is the holding company for Union Bank & Trust, which has 147 branches, 7 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 216 ATMs located throughout Virginia and in portions of Maryland and North Carolina. Union Bank & Trust also operates Shore Premier Finance, a specialty marine lender. Non-bank affiliates of the holding company include: Old Dominion Capital Management, Inc. and Dixon, Hubard, Feinour, & Brown, Inc., which both provide investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Contact:
Investors: Bill Cimino (804) 448.0937, VP and Director of Investor Relations
Media: Beth Shivak, (804) 327.5746, VP and Director of Corporate Communications